Exhibit 10.2

AMCOL INTERNATIONAL CORPORATION
2010 CASH INCENTIVE PLAN

1.             Purpose. The purpose of the AMCOL International Corporation 2010 Cash Incentive Plan (the “Plan”) is to provide performance-based incentive cash compensation to executive officers and other selected key employees of AMCOL International Corporation (the “Company”) and its subsidiaries, in order to promote the growth, performance and success of the Company.

2.             Administration.

2.1           The Committee. The Plan will be administered by the Compensation Committee of the Company’s board of directors (the “Committee”).

2.2           Responsibility and Authority of the Committee. Subject to the provisions of the Plan, the Committee, acting in its discretion, will have responsibility and authority to (a) select the individuals who may participate in the Plan, which individuals shall be executive officers or other key employees of the Company or its subsidiaries, (b) prescribe the terms and conditions of each participant’s award and make amendments thereto, (c) determine whether and the extent to which performance goals have been met, (d) construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, and (e) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any person granted an opportunity under the Plan.

3.           Performance-Based Compensation Opportunities.

3.1           General. Each award made under the Plan will represent the right to receive incentive cash compensation upon the achievement of specific objective target performance goals that are established by the Committee in writing and communicated to the recipient of the award by the 90th day of the applicable performance period or, if earlier, before 25% of the applicable performance period has elapsed. The Committee will determine the performance period applicable to an award. Subject to the requirements of the Plan and applicable law, each award will contain such other terms and conditions as the Committee, acting in its discretion, may prescribe.

3.2           Performance Goals. The amount, if any, payable to a participant with respect to an award will depend upon whether and the extent to which the performance goal(s) of the award are achieved during the applicable performance period. Performance goals may be established periodically and on a corporate-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. The Committee may establish different levels of payment under an award to correspond with different levels of achievement of performance goals specified in the award. Awards may contain more than one target performance goal. Multiple performance goals contained in an award may be aggregated, weighted, expressed in the alternative or otherwise specified by the Committee. The level or levels of performance specified with respect to a performance goal may be expressed in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Committee may determine. Notwithstanding anything to the contrary contained in the Plan, the performance goals under any award must be objective and must otherwise meet the requirements of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

3.3           Business Criteria for Performance Goals. Target performance goals may be based upon one or more objective business criteria that apply to the individual participant, one or more business units or subsidiaries or the Company as a whole. The business criteria shall be as follows, individually or in combination: (i) return on capital employed; (ii) earnings per share; (iii) net sales; (iv) net earnings; (v) operating profit; (vi) expense control; (vii) working capital relating to inventory and/or accounts receivable; (viii) operating margin; (ix) share price performance; (x) implementation or completion of critical projects; (xi) return on equity; (xii) return on assets; and (xiii) earnings before interest, taxes, depreciation and amortization. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of performance goals for a performance period in order to prevent the dilution or enlargement of the rights of participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

3.4           Adjustments. The Committee may reduce or eliminate an award made under the Plan for any reason, including, without limitation, changes in the position or duties of a participant during or after a performance period, whether due to termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise.

3.5           Certification. Following the completion of the performance period applicable to an award, the Committee shall determine and shall certify in writing whether and the extent to which the performance goal(s) under the award have been achieved, as well as the amount, if any, payable to the participant as a result of such achievement(s), which determination(s) and certification(s) shall be subject to and shall be made in accordance with the requirements of Section 162(m) of the Code.

3.6           Payment of Amounts Earned. Subject to such deferral and/or other conditions as may be permitted or required by the Committee, cash amounts earned under an award will be paid or distributed as soon as practicable following the Committee’s determination and certification of such amounts but in no event later than the 15th day of the third month following the end of the Company’s fiscal year during which the award is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code.

3.7           Maximum Annual Amount Payable to a Participant. Notwithstanding anything to the contrary contained herein, no individual may earn more than two million dollars ($2,000,000) in any calendar year pursuant to an award made to such individual under the Plan.

3.8           Deferral. Notwithstanding anything contained herein to the contrary, if permitted under Section 409A of the Code, in the event that all or a portion of an incentive award shall be ineligible for treatment as “qualified performance-based compensation” under Section 162(m) of the Code, the Company, in its sole discretion, shall have the right, with respect to any participant who is a “covered employee” under Section 162(m) of the Code, to defer, in whole or in part, such participant’s receipt of payment of his or her incentive award that the Company reasonably anticipates would not be deductible by reason of Section 162(m) of the Code until either (i) the Company’s first fiscal year in which the Company reasonably anticipates, or should reasonably anticipate, that deductibility of the payment will not be limited by Section 162(m) of the Code, or (ii) the period beginning with the date of the participant’s “separation from service” (within the meaning of Section 409A of the Code) and ending on the later of the last day of the Company’s fiscal year that includes the separation from service or the fifteenth day of the third month following the separation from service; provided that all other scheduled payments of deferred compensation (as defined in Section 409A of the Code) to the same participant that could be deferred in order to insure their deductibility under Section 162(m) of the Code are also deferred.

Where the payment is delayed to a date on or after the participant’s separation from service, the date that is six months after the separation from service of a participant shall be substituted for the date of the participant’s separation from service in clause (ii) of the preceding sentence if the participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code. No election may be provided a participant with respect to the timing of any payment that is delayed under this Section 3.8.

4.             Non-transferability. No interest in or under an award made or a payment due or to become due under the Plan may be assigned, transferred or otherwise alienated other than by will or the laws of descent and distribution, and any attempted assignment, alienation, sale, transfer, pledge, encumbrance, charge or other alienation of any such interest shall be void and unenforceable.

5.             No Right to Continued Employment. No award and nothing contained in the Plan or in any document relating to the Plan shall confer upon an eligible employee or participant any right to continue as an employee of the Company or a subsidiary or constitute a contract or agreement of employment.

6.             Withholding Taxes. The Company (or the relevant subsidiary or affiliate) shall have the right to deduct from all payouts of opportunities hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payouts.

7.             Amendment and Termination. The board of directors of the Company may amend the Plan at any time and from time to time. Any such amendment may be made without approval of the Company’s shareholders unless and except to the extent such approval is required in order to satisfy the shareholder approval requirements of Section 162(m) of the Code. The Company’s board of directors may terminate the Plan at any time.

8.             Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payout of any award under the Plan.

9.	Clawbacks.

9.1           General. Notwithstanding any other provision of this Plan to the contrary, all awards granted to a Participant under this Plan shall be subject to the provisions of this Section 9 unless there is an employment or other agreement in effect with the Participant governing clawbacks that applies to awards under this Plan.

9.2           Effect of Financial Restatement. In the event of a restatement of the Company’s previously issued financial statements, the Committee will review the circumstances regarding the restatement and all awards outstanding during any part of the time periods restated. If the Committee determines that a restatement is required due in whole or in part to the failure of a Participant to act reasonably and the Participant was paid or distributed an award that included within the applicable performance period any portion of the time periods restated, the Participant shall forfeit and repay to the Company any amounts paid or distributed in connection with such award in excess of what the Participant would have been paid or distributed absent the restated financial statements.

10.	Miscellaneous.

10.1         Governing Law. The Plan and any award made under the Plan shall be subject to and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

10.2         Section 162(m) of the Code. It is intended that amounts payable pursuant to awards made under the Plan shall constitute “qualified performance-based compensation” and thus be exempt from the annual $1 million limitation on the deductibility of executive compensation. The Plan and each award made under the Plan will be interpreted, construed and applied accordingly.

10.3         Effective Date. Subject to its approval by the shareholders, the Plan shall be effective as of January 1, 2010 and shall remain effective until the first annual meeting of shareholders in the 2015 fiscal year, subject to the right of the board of directors of the Company to terminate the Plan. Any award made under the Plan prior to approval of the shareholders shall be effective as of the date made (unless the Committee specifies otherwise at the time an award is made), but no award may be paid out prior to approval of the Plan by the shareholders. In addition, if the shareholders fail to approve the Plan, any award made under the Plan shall be cancelled. The performance criteria specified in the Plan shall be resubmitted for shareholder approval as and when required by Treasury Department regulations in order to ensure compliance with the shareholder approval requirements of Section 162(m) of the Code on an ongoing basis.